Exhibit 5.01
[GLU MOBILE LETTERHEAD]
March 13, 2009
Glu Mobile Inc.
2207 Bridgepointe Parkway
Suite 250
San Mateo, California 94404
Ladies and Gentlemen:
This opinion is provided in connection with the registration statement on Form S-8 (the “Registration Statement”) being filed on or about March 13, 2009 by Glu Mobile Inc., a Delaware corporation (the “Company”), under the Securities Act of 1933, as amended. The Registration Statement registers an aggregate of 1,183,404 shares of the Company’s common stock, $0.0001 par value per share (the “Shares”) as follows: up to 887,524 of such Shares to be issued and sold pursuant to the Glu Mobile Inc. 2007 Equity Incentive Plan (the “EIP Plan”) and up to 295,841 of such Shares to be issued and sold pursuant to the Glu Mobile Inc. 2007 Employee Stock Purchase Plan (the “ESPP Plan” and, collectively with the EIP Plan, the “Plans” and each individually a “Plan”).
In connection with this opinion, I have reviewed and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of such documents as I have deemed necessary or appropriate as a basis for the opinion set forth below including (1) the Registration Statement, (2) the prospectuses prepared in connection with the Registration Statement (each a “Prospectus”), (3) the Plans and the forms of agreements and documents related thereto, (4) the Certificate of Incorporation and Bylaws of the Company, each as amended to date, (5) a confirmation from the Company’s transfer agent as to the number of outstanding shares of the Company’s capital stock, dated as of March 12, 2009, (7) a list of the Company’s option and warrant holders and of any other rights to purchase the Company’s capital stock and (8) resolutions of the Company’s board of directors and stockholders relating to the Plans. In rendering the opinion expressed herein, I have assumed the genuineness of all signatures, the authenticity of all documents, instruments and certificates purporting to be originals, the conformity with the original documents, instruments and certificates of all documents, instruments and certificates purporting to be copies, and the legal capacity to sign of all individuals executing documents, instruments and certificates.
Based upon and subject to the foregoing and the effectiveness of the Registration Statement, I am of the opinion that when the Shares are issued, sold and delivered (and the consideration therefor received) pursuant to the applicable Plan and the provisions of the agreements to be entered into under the applicable Plan, and in the manner and for the consideration stated in the Registration Statement and the relevant Prospectus, such Shares will be validly issued, fully paid and nonassessable.
I hereby consent to the filing of this opinion letter as Exhibit 5.01 to the Registration Statement. I further consent to the reference to me in Item 5 (“Interests of Named Experts and Counsel”) in Part II of the Registration Statement.
This opinion letter is rendered as of the date first written above and I disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to my attention and which may alter, affect or modify the opinion expressed herein. My opinion is expressly limited to the matters set forth above and I render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Plans, or the Shares.

Very truly yours,
/s/ Kevin S. Chou
Kevin S. Chou
Vice President and General Counsel, Glu Mobile Inc.